  SEC FILE NUMBER 333-218054

As Filed with the Securities and Exchange Commission on June 1, 2017

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAUER ENERGY, INC.

Nevada

(Exact Name of Issuer as specified in its charter)      (State or Other Jurisdiction of Incorporation

 or Organization)

            3511

26-3261559

(Primary Standard Industrial Classification Code Number) (I.R.S. Employer Identification No.)

1620 Emerson Avenue, Oxnard, CA, 93033                     888-829-8748

(Address and telephone number of principal executive offices)

1620 Emerson Avenue, Oxnard, CA, 93033

(Address of principal place of business or intended principal place of business)

Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607, (914) 674-4373

                         (Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[x]
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $.0001 par value per share	72,400,000	$0.0022	$1,592,800	$184.60*

* Previously paid

(1)  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the closing market price of the Registrant’s common stock on May 9, 2017.

(3)  Calculated under Section 6(b) of the Securities Act of 1933.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this amendment to this registration statement is to file an exhibit, specifically Exhibit 5.1, which was inadvertently omitted from the previous filing.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee

$184.60

Accounting fees and expenses

$5,000.00

Legal fees and expenses

$0.00 *

Printing and related expenses

$1,000.00

Transfer agent fees and expenses

$1,000.00

Miscellaneous

$835.40

Total

$8,000.00

* Mr. Hariton’s fees of $5,000 have been paid by the selling shareholder.

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Nevada Revised Statutes, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

There have been no private offerings in fiscal years 2015 and 2016.

For Fiscal Year ended 2016, a total of 125,260,564 shares were issued.

For Fiscal Year ended 2016, conversions were made in the amount of $275,000 on a note that resulted in 28,264,016 shares being issued and 40,845,000 shares were issued for services.

From September 1, 2015, to August 8, 2016, conversions were made in the amount of $275,000 on same note that resulted in 28,264,016 shares being issued.  The foregoing issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof as transactions by an issuer not involving any public offering.  The note has been satisfied in full.

ITEM 16. EXHIBITS

Exhibit No.

Description

3.1 Articles of Incorporation.  Incorporated by reference to the Exhibits attached to the Company's Form S-1filed with the SEC on October 30, 2008

3.2 Bylaws.  Incorporated by reference to the Exhibits attached to the Company's Form S-1 filed with the SEC on October 30, 2008

3.3 Articles of Amendment to the Articles of Incorporation filed with the Secretary of State of Nevada on October 15, 2010 Incorporated by reference to the like numbered exhibit to the Company’s Annual Report on Form 10-K for the year ended August 31, 2010.

4.1 Specimen Stock Certificate.  Filed with S-1 dated March 17, 2015

5.1 Opinion of Frank J. Hariton.  Filed herewith

10.1 Farm-In Agreement dated August 29, 2008, between Unitech Energy Resources Inc. and BCO Hydrocarbon Ltd.  Incorporated by reference to the Exhibits attached to the Company's Form S-1 filed with the SEC on October 30, 2008

10.2 Agreement and Plan of Reorganization, dated June 23, 2010, by and among the Registrant, Dieter R. Sauer, Jr., and Malcolm Albery.  Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 25, 2010.

10.3 Lease, dated August 20, 2012, between Erik J. Eppink and Sauer Energy, Inc. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on September 12, 2012)

10.4 Equity Purchase Agreement, dated as of February 27, 2015, by and between Beaufort Capital Partners, LLC and Sauer Energy, Inc.  (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on March 16, 2015).

10.5 Registration Rights Agreement, dated as of February 27, 2015, by and between Beaufort Capital Partners, LLC and Sauer Energy, Inc.  (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on March 16, 2015).

10.6 Lease, dated August 7, 2015, between Emmet J. Hawkes and Sally Hawkes and Sauer Energy Inc. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on September 24, 2015)

10.7 Equity Purchase Agreement, dated as of December 21, 2015, by and between Beaufort Capital Partners, LLC and Sauer Energy, Inc. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on December 23, 2015).

10.8 Registration Rights Agreement, dated as of December 21, 2015, by and between Beaufort Capital Partners, LLC and Sauer Energy, Inc. (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on December 23, 2015).

10.9 Equity Purchase Agreement, dated as of July 1, 2016, by and between Beaufort Capital Partners, LLC and Sauer Energy, Inc. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on July 1, 2016).

10.10 Registration Rights Agreement, dated as of July 1, 2016, by and between Beaufort Capital Partners, LLC and Sauer Energy, Inc. (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on July 1, 2016).

10.11 Equity Purchase Agreement, dated as of May 9, 2017, by and between East Six Opportunity Fund, LLC and Sauer Energy, Inc. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on May 12, 2017).

10.12 Registration Rights Agreement, dated as of May 9, 2017, by and between East Six Opportunity Fund, LLC and Sauer Energy, Inc. (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on May 12, 2017 ).

22.1 Subsidiaries of the Registrant. None

23.1 Consent of Fruci & Associates II, PLLC Previously Filed

23.2 Consent of Frank J. Hariton (included in exhibit 5.1)

ITEM 17. UNDERTAKINGS

A.

Rule 415 Offering The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed on the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. B. Request for Acceleration of Effective Date Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment number 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California on June 1, 2017.

Sauer Energy, Inc.
By: /s/ Dieter R. Sauer, Jr.
Dieter R. Sauer, Jr., President and CEO

Pursuant to the requirements of the Securities Act of 1933, this amendment number 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dieter R. Sauer, Jr.	CEO and President	6/1/2017
Dieter R. Sauer, Jr.	(Principal Executive Financial and Accounting Officer)
/s/ Jeff Massey	Director	6/1/2017
Jeff Massey
/s/ Zohreh Hashemi	Director	6/1/2017
Zohreh Hashemi